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                                                                     EXHIBIT 5.1

           [Letterhead of Troop Steuber Pasich Reddick & Tobey, LLP]

                                March 16, 2000

BioSource International, Inc.
820 Flynn Road
Camarillo, California 93012


Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by BioSource International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on March 16, 2000 (the "Registration Statement"), in order to register under the Securities Act of 1933, up to 3,350,000 shares of the Common Stock, par value $0.001 per share, of the Company (the "Company Shares"), up to 650,000 shares of the Common Stock of certain selling stockholders (the "Selling Stockholder Shares"), up to 100,000 shares of the Company subject to the underwriters' over-allotment option (the "Company's Over-Allotment Shares"), and up to 500,000 shares of Common Stock of the selling stockholders subject to the underwriters' over-allotment option (the "Selling Stockholders' Over-Allotment Shares").

     We are of the opinion that (i) the Company Shares and the Company's Over-Allotment Shares have been duly authorized and, upon issuance in conformity with and pursuant to the Registration Statement, and receipt by the Company of the purchase price therefor as specified in the Registration Statement, the Company Shares, and the Company's Over-Allotment Shares will be legally and validly issued, fully paid and non-assessable; and (ii) the Selling Stockholder Shares and the Selling Stockholders' Over-Allotment Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

     We consent to the inclusion in this Registration Statement on Form S-3 of this opinion and to the reference to our firm under the caption "Legal Matters."

                                  Respectfully submitted,


                                  TROOP STEUBER PASICH REDDICK & TOBEY, LLP